ADMINISTRATION, BOOKKEEPING AND

PRICING SERVICES AGREEMENT

THIS AGREEMENT is made as of February 22, 2010, between The James Advantage Funds, organized as an Ohio business trust (the “Trust”), ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and, solely for purposes of Sections 16(a) and 16(e) of this Agreement, James Investment Research, Inc., an Ohio corporation (the “Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, presently consisting of the funds listed in Appendix A (the “Funds”);

WHEREAS, the Adviser is the Funds’ investment adviser and is responsible for managing the Funds’ business affairs;

WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

WHEREAS, the Trust desires to appoint ALPS to perform certain administrative, bookkeeping and pricing services for the Trust, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. ALPS Appointment and Duties.

(a)

The Trust hereby appoints ALPS to provide the administrative, bookkeeping and pricing services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b)

ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Trust shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)

In consideration for the services to be performed hereunder by ALPS, the Trust shall pay ALPS the fees listed in Appendix C hereto. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Trust and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Trust originally provided to ALPS.

(b)

ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Trust/Fund personnel. Other Trust/Fund expenses incurred shall be borne by the Trust or the Funds’ investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; transfer agency and custodial expenses; interest; Trust trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Trust/Fund and investment advisory related legal expenses; costs of maintenance of Trust existence; printing and delivery of materials in connection with meetings of the Trust’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.	Right to Receive Advice.

(a)

Advice of the Trust and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Trust or, as applicable, the Funds’ investment adviser, custodian or other service providers.

(b)

Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Trust, the Funds’ investment adviser or ALPS, at the option of ALPS).

(c)

Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Trust or any authorized service provider on behalf of the Funds and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel. ALPS will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust.

Upon request, ALPS will provide the Trust with a copy of such advice of counsel received pursuant to Section 3(b).

4.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)

In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Trust agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to ALPS by the Trust or the Funds’ investment adviser, custodian or any authorized third party on behalf of the Trust or the Funds;

(ii)	any loss suffered by the Trust in connection with the matters to which this Agreement relates;

(iii)

ALPS’ reliance on any instruction, direction, notice, instrument or other information provided by the Trust (or the Funds’ investment adviser or custodian or any authorized third party on behalf of the Trust or the Funds) that ALPS reasonably believes to be genuine; or

(iv)	loss of data or service interruptions caused by equipment failure.

(c)

ALPS shall indemnify and hold harmless the Trust, the Funds’ investment adviser and their respective officers, trustees, directors, agents and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)

Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive damages. Any indemnification payable by a party to this Agreement shall be net of any insurance recovery received by the indemnified party with regard to the claim giving rise to indemnity hereunder, provided that the indemnifying party shall reimburse the indemnified party for any increase in insurance premiums resulting from the applicable claim.

(e)

In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party, although the failure to do so shall not prevent recovery by the Indemnified Party, and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

5.

Force Majeure. No party shall be liable for losses, delays, failures, errors, interruptions or loss of data in its performance of its obligations under this Agreement if and to the extent caused, directly or indirectly, by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes or elements of nature. In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

6.

Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Trust recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

7.

Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Trust. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by ALPS to the Trust at the Trust’s expense. ALPS shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records and reports by ALPS or its independent accountants concerning its accounting system, and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. In the event ALPS receives a request or demand for the inspection of records relating specifically to the Trust, ALPS will promptly notify the Trust of such request in writing and obtain instructions from the Trust as to the handling of such request.

8.

Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and the Funds’ current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust and not use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and the Funds’ current and former shareholders.

9.

Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Trust. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

10.	Representations and Warranties of ALPS. ALPS represents and warrants to the Trust that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)

It has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under the rules related to the 1940 Act) related to the services provided by ALPS to the Trust. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Trust any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Trust with an annual report of each Material Compliance Matter (as defined under the rules related to the 1940 Act) that occurred since the date of the last report.

(f)

It will maintain insurance which covers such risks and is in such amounts, with such deductibles and exclusions, sufficient for compliance by ALPS with all requirements of law and sufficient for ALPS to perform its obligations under this Agreement; and all such policies are in full force and effect and are with financially sound and reputable insurance companies, funds or underwriters.

11.	Representations and Warranties of the Trust. The Trust represents and warrants to ALPS that:

(a)	It is a business trust duly organized and existing and in good standing under the laws of the State of Ohio and is registered with the SEC as an open-end management investment company.

(b)	It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)	The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)

Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed.

(e)

The Trust hereby represents and warrants to ALPS that (a) the execution, delivery and performance of this Agreement by the Trust does not breach, violate or cause a default under any agreement, contract or instrument to which the Trust is a party or any judgment, order or decree to which the Trust is subject; (b) the execution, delivery and performance of this Agreement by the Trust has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS, the Trust and the Adviser, this Agreement will be a valid and binding obligation of the Trust.

(f)

The Trust further represents and warrants to ALPS that any Trust officer positions filled by ALPS shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after any such officer ceases to serve as a Trust officer on substantially the same terms as such coverage is provided for the Trust officers after such person is no longer an officer of the Trust; or (c) continued in the event the Trust merges or terminates to the extent, and on substantially the same terms as, such coverage is provided for the Trust officers. The Trust shall provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated.

(g)

The Trust further represents and warrants to ALPS that, to the extent any Trust officer positions are filled by ALPS, each such officer is named an officer in the Trust’s corporate resolutions and subject to the provisions of the Trust’s organizational documents regarding indemnification of its officers.

12.

Documents. The Trust has furnished or will furnish, upon request, ALPS with copies of the Trust’s Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Trust reports and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

13.

Consultation Between the Parties. ALPS and the Trust shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

14.

Liaison with Accountants. ALPS shall act as a liaison with the Trust’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Trust. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Trust.

15.

Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

16.	Duration and Termination of this Agreement.

(a)

Initial Term. This Agreement shall become effective as of the date ALPS first calculates the Funds’ respective net asset values hereunder (anticipated to be March 22, 2010) (the “Start Date”) and shall continue thereafter through March 31, 2013 (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties; for cause pursuant to Section 16(c) hereof; or by the Trust, upon not less than sixty (60) days’ written notice to ALPS. Notwithstanding anything in this Agreement to the contrary, if the Trust terminates this Agreement prior to the expiration of the Initial Term (other than a termination for cause pursuant to Section 16(c) hereof), the Trust shall pay to ALPS (i) $150,000 if such termination occurs prior to March 31, 2011, (ii) $100,000 if such termination occurs prior to March 31, 2012, or (iii) $50,000 if such termination occurs prior to March 31, 2013 (each, the “Termination Payment”). To the extent that the Trust does not pay the Termination Payment in a timely manner, the Adviser agrees to pay any unpaid portion of the Termination Payment to ALPS.

(b)

Renewal Terms. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods. Either party may terminate this Agreement without penalty at any time after the Initial Term upon not less than sixty (60) days’ written notice to the other party.

(c)

Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Trust may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any Termination

Payment or other liquidated damages. For purposes of this Section 16, “cause” shall mean:

(i)	willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(ii)

in the event ALPS is no longer permitted to perform its duties, obligations or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused the Trust to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Trust of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS); or

(iii)

financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d)

Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of administrative duties and conversion of records to a successor administrator and shall deliver to the Trust or as otherwise directed by the Trust all records (in all media), materials and other documents made or accumulated in the performance of its duties for the Trust hereunder. In the event ALPS gives notice of termination under this Agreement or ALPS is terminated for cause pursuant to Section 16(c) hereof, ALPS will continue to provide the services contemplated hereunder after any termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint a successor administrator on a timely basis.

(e)

Fees and Expenses Upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records (in all media), materials and other documents will be borne by the Trust (except that ALPS shall bear such expenses or costs if the Trust terminates this Agreement for cause pursuant to Section 16(c) hereof). Additionally, in the event that in connection with the termination of this Agreement a successor to any of ALPS’ duties and responsibilities under this Agreement is named by the Trust, ALPS shall cooperate in the transfer of such duties and responsibilities and reserves the right to charge the Trust reasonable fees for such efforts (not to exceed $100 per hour that ALPS documents that ALPS personnel have spent in such efforts).

17.

Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of ALPS, or by ALPS without the prior written consent of the Trust.

18.

Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

19.

No Personal Obligations. The Trust hereby represents and warrants that a copy of the Declaration of Trust of the Trust is on file with the Secretary of the State of Ohio and hereby provides notice that this Agreement is executed on behalf of the Board of Trustees of the Trust and signed by officers of the Trust, acting as such and not individually, and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders individually, but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and the other parties shall look only to the assets of the Trust, or the particular Fund, for satisfaction of such obligations.

20.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

21.

Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: General Counsel
Fax: (303) 623-7850

To the Trust:

The James Advantage Funds
1349 Fairground Road
Beavercreek, Ohio 45385
Attn: Thomas L. Mangan
Fax: (937) 426-7097

With a copy to:

Donald S. Mendelsohn, Esq.
Thompson Hine LLP
312 Walnut Street, 14th Floor
Cincinnati, Ohio 45202

To the Adviser:

James Investment Research, Inc.
1349 Fairground Road
Beavercreek, Ohio 45385
Attn: Barry R. James
Fax: (937) 426-7097

22.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

23.

Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

24.

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE JAMES ADVANTAGE FUNDS

By:	/s/ Barry R. James
Name:	Barry R. James
Title:	President

JAMES INVESTMENT RESEARCH, INC.
(solely for purposes of Sections 16(a) and 16(e) of this Agreement)

By:	/s/ Barry R. James
Name:	Barry R. James
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

APPENDIX A

LIST OF FUNDS

James Balanced: Golden Rainbow Fund

Institutional Class Shares: GLRIX

Retail Class Shares: GLRBX

James Small Cap Fund (JASCX)

James Mid Cap Fund (JAMDX)

James Equity Fund (JALCX)

James Market Neutral Fund (JAMNX)

APPENDIX B

SERVICES

| Fund Administration

•	Provide the facilities, internal auditing and regulatory services and executive and administrative services generally expected of the position

•	Prepare annual and semi-annual financial statements

•	Coordinate layout and printing of annual and semi-annual reports

•	Prepare and file Forms N-SAR, N-CSR, N-Q and 24f-2

•	Host annual audits and SEC exams

•	Provide monthly investment restriction compliance monitoring support and reporting and additional compliance reporting with respect to the services provided by ALPS under the Agreement

•	Calculate monthly SEC standardized total return performance figures

•	Prepare required reports for quarterly Board meetings

•	Monitor expense ratios

•	Maintain budget vs. actual expenses

•	Manage fund invoice approval and bill payment process

•	Maintain and coordinate Blue Sky registration

•	Assist with placement of Fidelity Bond and E&O insurance

•	Coordinate reporting to outside agencies including Morningstar, etc.

•	Provide consultation on various matters, including without limitation distribution matters

| Fund Accounting

•	Calculate daily NAVs, including pricing and consulting on fair valuing of securities

•	Transmit daily NAVs to NASDAQ, Transfer Agent and other third parties

•	Compute yields, expense ratios, portfolio turnover rates, etc.

•	Calculate income dividend rates

•	Reconcile cash and investment balances with the custodian

•	Support preparation of audited financial statements, including coordination with the Trust’s independent public accountants

•	Prepare and maintain required Fund Accounting records in accordance with the 1940 Act

•	Provide an annual SAS 70 report and other reports evidencing sound internal controls to Fund management and to the Board

| Legal

•	Review and update Prospectus and Statement of Additional Information annually

•	Provide legal review of SEC financial filings

•	Coordinate and effectuate EDGARization and filing of documents

•	Prepare, compile and mail Board materials

•	Provide ALPS personnel to serve as officers, other than President, Chief Compliance Officer or Principal Financial Officer, of the Trust if so elected by the Board of Trustees

•	Attend Board meetings and prepare minutes

•	Review legal contracts

•	Oversee Trust’s Code of Ethics reporting

•	Provide consultation on legal matters relating to the Funds

•	AVA: Selling Agreement Maintenance (SAM)

| Tax

•	Calculate dividend and capital gain distribution rates, including distributions necessary to avoid excise tax**

•	Calculate tax disclosure information (ROCSOP) for the audited financial statements

•	Prepare and file federal and state income and excise tax returns (and appropriate extensions)**

•	Monitor each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended

•	Calculate and monitor applicable book-to-tax differences

•	Calculate year-end tax characterization for distributions paid during the calendar year

•	AVA: Document Management System

**	Funds’ independent auditors provide review and sign-off on excise distributions and income and excise tax returns

APPENDIX C

COMPENSATION

Five (5) Funds: Greater of $475,000 annual minimum or the following basis point fee schedule:

Six (6) Funds: Greater of $560,000 annual minimum or the following basis point fee schedule:

Seven (7) Funds: Greater of $625,000 annual minimum or the following basis point fee schedule:

Annual Net Assets	Basis Points
Between $0–$1B	5.5
$1B–$3B	3.0
Above $3B	1.5

Fees are billable on a monthly basis at the rate of one-twelfth (1/12) of the annual fee. Fees for any partial month are prorated.

Notwithstanding the foregoing fee schedule, the fees in this Appendix C are based on the assumption that ALPS will provide the services under this Agreement to up to seven Funds set forth in Appendix B hereof and that the foregoing fee schedule is subject to revision with the addition of any additional Trust series. In addition, ALPS agrees to waive (i) $50,000 in fees in Year 1 of this Agreement and (ii) $25,000 in fees in Year 2 of this Agreement.

OUT-OF-POCKET EXPENSES: All out-of-pocket expenses are passed through to the Trust at cost, including but not limited to: third-party security pricing fees, Bloomberg fees, Gainskeeper fees, Blue Sky permit processing fees and state registration fees, SAS 70 control review reports, travel expenses to Board meetings and on-site reviews, Board book/materials printing and mailing, postage, NSCC interface fees, wire fees and other bank charges, 22c-2 fees, customized programming/enhancements and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under this Agreement (except compensation paid to third parties pursuant to Section 1(b) of the Agreement).

LATE CHARGES: All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.